                                                                   EXHIBIT 99(A)


[POPULAR, INC. LOGO]


For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Or visit our web site at http://www.popularinc.com
Telephone (787) 754-1685

October 9, 2002                                                    News Release

          POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER AND NINE-MONTH
                         PERIOD ENDED SEPTEMBER 30, 2002

         Popular, Inc.'s (the Corporation) (NASDAQ: BPOP) net income for the third quarter of 2002 was $85.8 million, compared with $77.2 million for the same quarter of 2001, an increase of $8.6 million, or 11%. Earnings per common share (EPS), basic and diluted, for the quarter ended September 30, 2002, were $0.65, compared with $0.55 for the same period in 2001, representing an increase of 18%. The repurchase of 4,300,000 of common stock in May 2002 and the redemption of $100 million of preferred stock in January 2002 had a positive effect in the earnings per share computation. Net earnings for the first and second quarter of 2002 were $89.0 million and $96.3 million, or $0.63 and $0.72 per common share, respectively.

         The Corporation's return on assets (ROA) and return on common equity
(ROE) for the third quarter of 2002 were 1.07% and 16.03%, respectively, compared with 1.10% and 14.71% for the same period in 2001, and 1.23% and 18.14% for the second quarter of 2002.

         For the first nine months of 2002, the Corporation's net earnings reached $271.1 million, compared with $229.0 million for the same period in 2001. EPS, basic and diluted, for the first nine months of 2002 and 2001 were $2.00 and $1.63, respectively. ROA and ROE for the first nine months of 2002 were 1.16% and 16.92%, respectively. For the same period of 2001, these ratios were 1.11% and 15.10%, respectively.

         Results of operations for the quarter ended September 30, 2002, reflected an increase of $23.5 million in net interest income, compared with the same quarter in prior year. Also, contributing to the increase in net income was an increase in non-interest income, excluding derivative losses, of $12.2 million, lower provision for loan losses by $4.3 million and income taxes

2 - POPULAR, INC. 2002 THIRD QUARTER RESULTS


by $4.3 million. These favorable variances were partially offset by rises of $21.9 million in operating expenses and $13.6 million in derivative losses.

         The results of operations for the quarter ended September 30, 2002, included pre-tax derivative losses of $21.7 million, compared with losses of $8.1 million in the same quarter the previous year. These losses resulted mostly from adjustments to the market value of the interest rate swaps entered into by the Corporation, which were negatively impacted by further declines in interest rates.

         The net interest income for the quarter ended September 30, 2002 rose 9%, compared with the same period of 2001. Average earning assets for the third quarter of 2002 increased by $3.9 billion, compared with the same quarter the previous year, driven by a $1.6 billion rise in the average loan portfolio, mainly in mortgage loans, and a $2.3 billion increase in the investment portfolio, mainly in U.S. agency securities and collateralized mortgage obligations. A mix of funding sources supported the increase in the volume of earning assets. Interest-bearing deposits grew in average by $1.0 billion, while borrowings rose by $2.8 billion. The Corporation's net interest margin decreased to 3.93% for the third quarter of 2002, from 4.16% in the same quarter of 2001 and 3.95% in the second quarter of 2002. The Corporation's yield on earning assets decreased by 113 basis points in the third quarter of 2002, compared with the same period of 2001, resulting mostly from the higher level of arbitrage activities on which the Corporation earns a lower yield and spread, and the impact of the declines in the interest rate scenario on commercial loans with floating rates and on the investment portfolio. The cost of interest-bearing liabilities also dropped compared with the same quarter the previous year, due in part to a decline in the cost of borrowed funds and adjustments in deposit rates.
         The provision for loan losses for the third quarter of 2002 amounted to $51.0 million, compared with $55.3 million for the third quarter of 2001 and $50.1 million in the second quarter of 2002. Net charge-offs for the quarter ended September 30, 2002, were $44.4 million or 0.93% of average loans, compared with $42.2 million, or 0.97%, for the third quarter of 2001, and $45.8 million, or 0.99%, for the second quarter of 2002. For the nine month periods ended September 30, 2002 and 2001, net charge-offs totaled $139.8 million and $120.0 million, respectively, representing 1.01% and 0.95% of average loans, respectively. The provision represented 115% of net charge-offs

3 - POPULAR, INC. 2002 THIRD QUARTER RESULTS


for the quarter ended September 30, 2002, compared with 131% for the same period in 2001. The decline in the provision for loan losses is influenced by the fact that the growth in the Corporation's loan portfolio has been mostly in mortgage loans, which historically represent a lower-risk portfolio with minimal losses. Mortgage loans comprised 38% of the total loan portfolio as of September 30, 2002, while the commercial, consumer and lease financing portfolios represented 41%, 16% and 5%, respectively. These figures compared with 34%, 43%, 18% and 5%, respectively, as of September 30, 2001. Furthermore, the commercial non-performing loans have decreased slightly.

         Non-interest income, excluding securities, trading and derivative transactions, amounted to $136.8 million for the third quarter of 2002, compared with $125.0 million for the same period in 2001, reflecting a 9% increase. These revenues totaled $136.1 million in the second quarter of the current year. On a combined basis, service charges on deposit accounts and other service fees rose $4.7 million, or 5%, compared with the third quarter of 2001. This increase was mostly attributed to higher commercial account charges, higher activity associated with deposit account charges, and to increases in insurance commissions and debit card fees. Other operating income for the quarter ended September 30, 2002, grew by $7 million, or 27%, compared with the same period in 2001, mostly associated with higher gains on sales of loans and higher dividend income from Telecomunicaciones de Puerto Rico, Inc.

         Operating expenses amounted to $253.9 million for the third quarter of 2002, an increase of $21.9 million, or 9%, compared with the same period in 2001. Operating expenses totaled $250.7 million in the second quarter of 2002. Personnel costs for the third quarter of 2002 increased by $15.9 million, compared with the same period in 2001, resulting mostly from higher salaries, incentives, profit sharing and pension plan expenses. Other operating expenses, excluding personnel costs, increased $6.0 million, or 5%, mostly in professional fees, business promotions, communications and net occupancy expenses. These rises were partially offset by a decrease in the amortization of intangibles, namely goodwill, which approximated $4.3 million in the third quarter of 2001.

         During the third quarter of 2002, the Corporation opted to expense the stock options granted, and accordingly, the results of the third quarter of 2002 included $0.6 million in operating expenses

4 - POPULAR, INC. 2002 THIRD QUARTER RESULTS


related to the accounting of the Corporation's stock option plan under the fair value method defined in SFAS No.123 "Accounting for Stock-Based Compensation." All future stock option grants will be expensed.

        Income taxes for the third quarter of 2002 amounted to $23.7 million, compared with $28.0 million in the third quarter of 2001 and $32.6 million in the second quarter of 2002. The Corporation's effective tax rate for the quarter ended September 30, 2002, declined to 22%, from 27% in the same quarter the previous year, mostly as a result of an increase in the deferred tax related to unrealized derivative losses, principally in the U.S. mainland, and a decrease in the disallowance of expenses attributed to tax exempt investments, due to lower cost of funds.

         The Corporation's total assets at September 30, 2002, amounted to $32.8 billion, compared with $28.5 billion at September 30, 2001, and $32.7 billion at June 30, 2002. The increase in total assets when compared with the quarter ended September 30, 2001, was driven mainly by an increase of $2.5 billion in investment and trading securities, and $1.6 billion in loans. The Corporation's earning assets reached $31.2 billion at September 30, 2002, compared with $26.9 billion and $30.6 billion at September 30, 2001, and June 30, 2002, respectively.

         Total loans were $19.3 billion at September 30, 2002, compared with $17.6 billion at September 30, 2001, and $18.9 billion at June 30, 2002. Mortgage loans accounted for the largest growth, increasing $1.4 billion since September 30, 2001, and $278 million since June 30, 2002.

         The allowance for loan losses at September 30, 2002, amounted to $354 million, or 1.84% of loans, compared with $327 million, or 1.85%, at September 30, 2001. At June 30, 2002, the allowance for loan losses totaled $347 million or 1.84% of loans. Non-performing assets were $527 million, or 2.73% of ending loans, at September 30, 2002, compared with $436 million, or 2.47%, at the same date in the previous year, and $502 million, or 2.66%, at June 30, 2002. The Corporation's policy is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days. Assuming the standard industry practice of placing commercial loans on non-accrual status when payments of principal and interest are past due 90 days or more, and excluding the closed-end consumer loans from non-accruing, the Corporation's non-performing assets as of September 30, 2002 would have been $455 million, or 2.36% of loans, compared with $350 million, or 1.98%, at September 30, 2001 and $434 million, or 2.30%, at June 30, 2002.

5 - POPULAR, INC. 2002 THIRD QUARTER RESULTS


         At September 30, 2002, the increase in non-performing assets since September 30, 2001 and June 30, 2002 was mostly reflected in mortgage loans, which grew by $102 million and $30 million, respectively. Non-performing mortgage loans amounted to $251 million, or 48% of non-performing assets as of September 30, 2002, compared with $149 million or 34% for the same period in 2001, and $221 million or 44% at June 30, 2002. Non-performing mortgage loans represented approximately 3% of the total mortgage loan portfolio as of September 30, 2002 and 2001, and June 30, 2002. Mortgage loans net charge-offs amounted to $3.4 million for the third quarter of 2002 and represented 0.19% of the average mortgage loan portfolio for that period, compared with $2.0 million or 0.14% in the third quarter of 2001, and $3.5 million or 0.20% in the second quarter of 2002. Commercial non-performing loans decreased by $15 million and $6 million, compared with the quarters ended in September 30, 2001 and June 30, 2002, respectively. At September 30, 2002, the allowance for loan losses as a percentage of non-performing assets was 67.25%, compared with 74.88% at September 30, 2001, and 69.11% at June 30, 2002.

         Total deposits reached $17.1 billion at September 30, 2002, from $16.0 billion at September 30, 2001, an increase of $1.1 billion or 7%. This rise was mostly reflected in savings deposits, which grew by $1.0 billion since the end of the third quarter of 2001. At June 30, 2002, total deposits amounted to $17.8 billion. The decrease since the second quarter of 2002 was mostly in demand deposits, which declined by $738 million, mostly associated with deposits in trust used to repay government bond redemptions on July 1, 2002.

         Borrowed funds, including subordinated notes and capital securities, amounted to $12.8 billion at September 30, 2002, compared with $9.7 billion at September 30, 2001, and $12.2 billion at June 30, 2002. The increase in borrowed funds was used to fund the Corporation's loan portfolio growth and for investment opportunities. At September 30, 2002 and 2001, stockholders' equity totaled $2.3 billion. Stockholders' equity was $2.2 billion as of June 30, 2002. Subsequent to December 31, 2001, the Corporation redeemed $100 million of its preferred stock and repurchased 4,300,000 shares of its common stock for $139 million. These decreases since the end of 2001 were offset mostly by earnings retention and favorable changes in the market value of securities available-for-sale.

         The market value of the Corporation's common stock at September 30, 2002, was $31.60 per

6 - POPULAR, INC. 2002 THIRD QUARTER RESULTS


share, compared with $31.20 at September 30, 2001, and $33.68 at June 30, 2002. The Corporation's market capitalization at September 30, 2002, was $4.2 billion, compared with $4.3 billion at September 30, 2001. At September 30, 2002, the Corporation's common stock had a book value per share of $17.52, compared with $16.14 at September 30, 2001.

         The Corporation's common stock is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbol BPOP.


                                      * * *

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                            Quarter Ended
                                                             September 30,                   Third
                                                    -------------------------------         Quarter     --------------
                                                                                          2002 - 2001       Second
                                                                                            Percent         Quarter
                                                           2002               2001          Variance         2002
                                                    -------------------------------------------------------------------
SUMMARY OF OPERATIONS

Interest income                                     $    508,110        $    516,982         (1.72)%       $    505,999
Interest expense                                         211,155             243,562        (13.31)             211,321
                                                    -------------------------------------------------------------------

Net interest income                                      296,955             273,420          8.61              294,678
Provision for loan losses                                 50,992              55,259         (7.72)              50,075
                                                    -------------------------------------------------------------------

Net interest income after provision
  for loan losses                                        245,963             218,161         12.74              244,603

Other income                                             136,755             125,024          9.38              136,117
Loss on derivatives                                      (21,759)             (8,140)       167.30                 (855)
Gain on sale of securities                                 1,251               1,249          0.16                   85
Trading account profit (loss)                              1,247                 777         60.49                 (359)
                                                    -------------------------------------------------------------------

Total other income                                       117,494             118,910         (1.19)             134,988

Salaries and benefits                                    117,867             103,622         13.75              117,215
Profit sharing                                             5,646               3,986         41.65                5,368
Amortization of intangibles                                1,938               6,858        (71.74)               2,556
Other operating expenses                                 128,406             117,444          9.33              125,514
                                                    -------------------------------------------------------------------

Total operating expenses                                 253,857             231,910          9.46              250,653
                                                    -------------------------------------------------------------------

Income before income tax and minority interest           109,600             105,161          4.22              128,938
Income tax                                                23,730              27,952        (15.10)              32,594
Net (gain) loss of minority interest                        (116)                  7                                (39)
                                                    -------------------------------------------------------------------

Net income                                          $     85,754        $     77,216         11.06         $     96,305
                                                    ===================================================================

Net income applicable to common stock               $     85,754        $     75,129         14.14         $     96,305
                                                    ===================================================================

Earnings per common share (basic and diluted)       $       0.65        $       0.55                       $       0.72
                                                    ------------        ------------                       ------------
Dividends declared per common share                 $       0.20        $       0.20                       $       0.20
                                                    ------------        ------------                       ------------

Average common shares outstanding                    132,350,192         136,277,273                        134,440,879
Common shares outstanding at end of period           132,334,258         136,268,031                        132,251,194

SELECTED AVERAGE BALANCES
Total assets ................................       $ 31,863,126        $ 27,879,384         14.29         $ 31,407,801
Loans .......................................         19,043,736          17,397,831          9.46           18,439,066
Earning assets ..............................         30,249,337          26,321,222         14.92           29,789,846
Deposits ....................................         16,962,342          15,803,475          7.33           17,086,189
Interest-bearing liabilities ................         26,054,195          22,204,990         17.33           25,561,529
Stockholders' equity ........................          2,122,005           2,125,937         (0.18)           2,129,395

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets ................................       $ 32,843,091        $ 28,530,426         15.12         $ 32,740,722
Loans .......................................         19,263,508          17,632,274          9.25           18,901,142
Earning assets ..............................         31,188,022          26,941,949         15.76           30,623,935
Deposits ....................................         17,057,856          16,000,236          6.61           17,829,287
Interest-bearing liabilities ................         26,616,406          22,702,336         17.24           25,995,526
Stockholders' equity ........................          2,318,977           2,299,457          0.85            2,207,617

PERFORMANCE RATIOS
Net interest yield * ........................               3.93%               4.16%                              3.95%
Return on assets ............................               1.07                1.10                               1.23
Return on common equity .....................              16.03               14.71                              18.14

CREDIT QUALITY DATA
Non-performing assets .......................       $    526,794             436,189         20.77         $    502,463
Net loans charged-off .......................             44,369              42,225          5.08               45,773
Allowance for loan losses ...................            354,282             326,630          8.47              347,230
Non-performing assets to total assets .......               1.60%               1.53%                              1.53%
Allowance for losses to loans ...............               1.84                1.85                               1.84

* Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this quarter.

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                            For the nine-months ended
                                                                                   September 30,
                                                                            --------------------------

                                                                                                               Percent
                                                                                 2002            2001          Variance
                                                                            --------------------------------------------

SUMMARY OF OPERATIONS


Interest income                                                             $  1,509,928    $  1,590,840          (5.09)%
Interest expense                                                                 632,880         796,185         (20.51)
                                                                            --------------------------------------------

Net interest income                                                              877,048         794,655          10.37
Provision for loan losses                                                        155,521         154,755           0.49
                                                                            --------------------------------------------

Net interest income after provision
  for loan losses                                                                721,527         639,900          12.76

Other income                                                                     407,809         364,756          11.80
Loss on derivatives                                                              (22,103)         (7,119)
Loss on sale of securities                                                        (2,674)           (613)
Trading account (loss) profit                                                       (142)            149
                                                                            --------------------------------------------

Total other income                                                               382,890         357,173           7.20

Salaries and benefits                                                            350,444         306,144          14.47
Profit sharing                                                                    15,954          13,101          21.78
Amortization of intangibles                                                        7,037          20,594         (65.83)
Other operating expenses                                                         373,241         346,515           7.71
                                                                            --------------------------------------------

Total operating expenses                                                         746,676         686,354           8.79
                                                                            --------------------------------------------

Income before income tax, minority interest and cumulative
   effect of accounting change                                                   357,741         310,719          15.13
Income tax                                                                        86,472          82,440           4.88
Net (gain) loss of minority interest                                                (166)             19
                                                                            --------------------------------------------

Income before cumulative effect of accounting change                             271,103         228,298          18.75
Cumulative effect of accounting change, net of tax                                                   686        (100.00)
                                                                            --------------------------------------------

Net income                                                                  $    271,103    $    228,984          18.39
                                                                            ===========================================

Net income applicable to common stock                                       $    268,593    $    222,722          20.60
                                                                            ===========================================

Earnings per common share (basic and diluted)                               $       2.00    $       1.63
                                                                            ------------    ------------
Dividends declared                                                          $       0.60    $       0.56
                                                                            ------------    ------------

Average common shares outstanding                                            134,407,089     136,193,360
Common shares outstanding at end of period                                   132,334,258     136,268,031

SELECTED AVERAGE BALANCES
Total assets .....................................                          $ 31,234,800    $ 27,594,246          13.19
Loans ............................................                            18,517,164      16,800,193          10.22
Earning assets ...................................                            29,637,022      26,050,832          13.77
Deposits .........................................                            16,859,835      15,316,240          10.08
Interest-bearing liabilities .....................                            25,418,867      22,020,128          15.43
Stockholders' equity .............................                             2,135,096       2,072,049           3.04

PERFORMANCE RATIOS
Net interest yield * .............................                                  3.95%           4.06%
Return on assets .................................                                  1.16            1.11
Return on common equity ..........................                                 16.92           15.10

CREDIT QUALITY DATA
Non-performing assets ............................                          $    526,794    $    436,189          20.77
Net loans charged-off ............................                               139,827         120,041          16.48
Allowance for loan losses ........................                               354,282         326,630           8.47
Non-performing assets to total assets ............                                  1.60%           1.53%
Allowance for losses to loans ....................                                  1.84            1.85

* Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this period.

                                   8